Exhibit 99.1

KemPharm Reports First Quarter 2020 Financial Results

Conference Call and Live Audio Webcast with Slide Presentation Scheduled for Today at 5:00 p.m. ET

Corporate and Regulatory Highlights:

●	KP415 NDA filing accepted by FDA on May 1, 2020
●	KemPharm entitled to receive $5 million milestone payment from GPC
●	Announced that Corium, a portfolio company of GPC, will lead all commercialization activities for KP415

Celebration, FL – May 12, 2020 – KemPharm, Inc. (Nasdaq: KMPH), a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs, today reported its financial results for the first quarter ended March 31, 2020.

“The FDA’s recent acceptance of the KP415 New Drug Application (NDA) is a key step in the regulatory advancement of KP415,” said Travis C. Mickle, Ph.D., President and Chief Executive Officer of KemPharm. “Based on the expected ten-month FDA review process for new molecular entities (NMEs), we now anticipate a potential action (PDUFA) date for KP415 in March 2021. FDA acceptance of the KP415 NDA has also triggered two important developments in our collaboration with Gurnet Point Capital (GPC).  First, KemPharm is now entitled to receive a $5 million milestone payment from GPC within 30 days of the NDA acceptance per the definitive collaboration and license agreement we entered into with an affiliate of GPC in September 2019 (License Agreement).  In addition, as we recently announced, Corium, Inc. (Corium), a GPC portfolio company, will lead all commercialization activities for KP415.”

Dr. Mickle continued, “Corium is led by several executives with significant experience in the commercialization of attention deficit/hyperactivity disorder (ADHD) products. Corium’s leadership is highlighted by its President and Chief Executive Officer, Perry Sternberg. Mr. Sternberg previously served a dual role at Shire Plc as the Head of U.S. Commercial for seven therapeutic area business units, as well as the Chief Commercial Officer/Head of the Neuroscience Division, prior to the acquisition of Shire by Takeda. The team at KemPharm has followed Perry throughout the years given his success in bringing forth several groundbreaking ADHD products, and ultimately, we believe that the Corium team is the most suited and experienced commercial organization to launch and maximize the potential market for KP415, if approved.”

Dr. Mickle concluded, “With KP415 under FDA review, we will support the regulatory review process, and also begin working with the team at Corium and GPC to determine the next steps in advancing our other product candidates, including KP484, KP879 and KP922.  We are currently supporting our partners in the strategic decision process regarding development priorities and timelines and expect to move one or more of these potential product candidates forward during 2020.”

Q1 2020 Financial Results:

For Q1 2020, KemPharm reported revenue of $2.1 million from research and development services, as compared to Q4 2019 revenue of $1.4 million.  This is KemPharm’s third sequential quarter reporting research and development services revenue, and the Company expects to continue to earn revenue as the Company provides services to its partners under the License Agreement.

“This was our third consecutive quarter of research and development services revenue, and we expect this trend to continue through the remainder of 2020 and into 2021 as we continue to work with our partners to advance the development of our various product candidates,” said LaDuane Clifton, KemPharm’s Chief Financial Officer.  “The combination of continuing services revenue, an improved expense base, completing the first phase of restructuring of our 2020 debt obligations, and the $5 million regulatory milestone earned under the License Agreement as a result of the FDA’s acceptance of the KP415 NDA, has extended our cash runway past the potential PDUFA date for the KP415 NDA, which is anticipated in March 2021.”  Mr. Clifton added, “We are continuing to work with our financial advisors to complete the second phase of debt restructuring, which we will seek to complete, if possible, prior to the potential approval of the KP415 NDA.”

KemPharm’s net loss for Q1 2020 was $5.8 million, or $0.12 per basic share and diluted share, compared to a net loss of $12.3 million, or $0.46 per basic and diluted share for the same period in 2019. Net loss for Q1 2020 was driven primarily by an operating loss of $3.8 million and net interest expense and other items of $2.1 million; partially offset by non-cash fair value adjustment income related to derivative and warrant liability of $0.1 million.  The net operating loss of $3.8 million for Q1 2020 was a decrease of $7.6 million compared to $11.4 million in the same period in 2019, which was primarily due to revenue of $2.1 million, a decrease in research and development expenses of $6.4 million and a decrease in general and administrative expenses of $0.6 million, partially offset by royalty and direct contract acquisition costs of $0.7 million and severance expense of $0.8 million.

As of March 31, 2020, total cash and investments, which is comprised of cash, cash equivalents, and restricted cash, was $2.5 million, which was a decrease of $1.1 million compared to December 31, 2019.  Based on the Company’s current operating forecast, expected revenues and existing resources are sufficient to continue operations into, but not through March 2021.

Regarding its continued listing on The Nasdaq Capital Market (NCM), KemPharm has not regained compliance with the market value of listed securities (MVLS) continued listing requirement for the NCM, which is $35 million, or the minimum bid price (“Bid Price”) of listed securities requirement for continued listing, which is to maintain a Bid Price of at least $1.00. The Nasdaq Hearings Panel (the “Panel”) continues to consider the Company’s non-compliance with these continued listing requirements for the NCM.  Although the Nasdaq recently provided an extension of time for its listed companies to meet the Bid Price continued listing requirement due to the COVID-19 crisis, such an extension does not apply to the MVLS continued listing requirement.  Therefore, if the Company fails to demonstrate compliance with the MVLS continued listing requirement of $35 million for the NCM on or before May 13, 2020, it is likely that Nasdaq will issue a final delist determination and suspend the Company from trading on Nasdaq.  Should this occur, the Company expects to apply to the OTC Markets to list its securities on the OTC Venture Market (OTCQB) as soon as possible with the goal of minimizing disruption, if any, in the trading of its securities.

Conference Call Information:

KemPharm will host a conference call and live audio webcast with slide presentation on Tuesday, May 12, 2019, at 5:00 p.m. ET, to discuss its corporate and financial results for the first quarter 2020. Interested participants and investors may access the conference call by dialing either:

●	(866) 395-2480 (U.S.)
●	(678) 509-7538 (international)
●	Conference ID: 5753768

An audio webcast with slide presentation will be accessible via the Investor Relations section of the Company’s website, http://investors.kempharm.com/. An archive of the webcast and presentation will be available for 90 days beginning at approximately 6:00 p.m. ET, on May 12, 2020.

About KemPharm:

KemPharm is a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through its proprietary LAT® (Ligand Activated Therapy) technology. KemPharm utilizes its proprietary LAT® technology to generate improved prodrug versions of FDA-approved drugs as well as to generate prodrug versions of existing compounds that may have applications for new disease indications. KemPharm’s prodrug product candidate pipeline is focused on the high need areas of attention deficit hyperactivity disorder, or ADHD, and stimulant use disorder. KemPharm’s co-lead clinical development candidates for the treatment of ADHD, KP415 and KP484, are both based on a prodrug of d-methylphenidate, but have differing duration/effect profiles. In addition, KemPharm has received FDA approval for APADAZ®, an immediate-release combination product containing benzhydrocodone, a prodrug of hydrocodone, and acetaminophen. For more information on KemPharm and its pipeline of prodrug product candidates visit www.kempharm.com or connect with us on Twitter, LinkedIn, Facebook and YouTube.

Caution Concerning Forward Looking Statements:

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation our proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements, including the timing and probability of potential FDA approval of the KP415 NDA, the potential commercial launch of KP415, the expectations regarding continued research and development services revenue, the potential clinical benefits of KP415 or any of our product candidates, including KP879 and KP922, the potential initiation or timeline for the development of any of our product candidates, cash runway and the ability to continue as a going concern, the potential timeline to complete a debt restructuring, if at all, the status or potential outcome of the Company’s non-compliance with the NCM continued listing requirements, and the potential listing of the Company’s securities with the OTC Markets, are based on information currently available to KemPharm and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning KemPharm’s business are described in detail in KemPharm’s Annual Report on Form 10-K for the year ended December 31, 2019, and KemPharm’s other Periodic and Current Reports filed with the Securities and Exchange Commission.  KemPharm is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

KemPharm Contacts:
Jason Rando / Maureen McEnroe Tiberend Strategic Advisors, Inc. 212-375-2665 / 2664 jrando@tiberend.com mmcenroe@tiberend.com

KEMPHARM, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three months ended March 31,
	2020	2019
Revenue	$2,089	$—
Operating expenses:
Royalty and direct contract acquisition costs	663	—
Research and development	2,126	8,531
General and administrative	2,245	2,838
Severance expense	830	—
Total operating expenses	5,864	11,369
Loss from operations	(3,775)	(11,369)
Other (expense) income:
Interest expense related to amortization of debt issuance costs and discount	(571)	(305)
Interest expense on principal	(1,260)	(1,229)
Fair value adjustment related to derivative and warrant liability	75	453
Interest and other (expense) income, net	(223)	151
Total other (expense) income	(1,979)	(930)
Loss before income taxes	(5,754)	(12,299)
Income tax benefit	—	8
Net loss	$(5,754)	$(12,291)

Net loss per share of common stock:
Basic and diluted	$(0.12)	$(0.46)

Weighted average number of shares of common stock outstanding:
Basic and diluted	48,073,641	26,701,891

KEMPHARM, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and par value amounts)

	March 31,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,356	$3,217
Accounts and other receivables	2,265	1,865
Prepaid expenses and other current assets	890	1,552
Total current assets	5,511	6,634
Property and equipment, net	1,210	1,471
Operating lease right-of-use assets	1,451	1,537
Restricted cash	186	338
Other long-term assets	527	527
Total assets	$8,885	$10,507

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable and accrued expenses	$6,415	$4,911
Current portion of convertible notes	68,606	—
Current portion of operating lease liabilities	301	284
Other current liabilities	237	236
Total current liabilities	75,559	5,431
Convertible notes, less current portion, net	—	77,343
Derivative and warrant liability	44	120
Operating lease liabilities, less current portion	1,836	1,901
Other long-term liabilities	121	168
Total liabilities	77,560	84,963

Stockholders’ deficit:
Preferred stock:
Series A convertible preferred stock, $0.0001 par value, 9,578 shares authorized, 9,577 shares issued and no shares outstanding as of March 31, 2020 (unaudited) and December 31, 2019	—	—
Series B-1 convertible preferred stock, $0.0001 par value, 1,576 shares authorized, 1,576 shares issued and no shares outstanding as of March 31, 2020 (unaudited) and December 31, 2019	—	—
Series B-2 convertible preferred stock, $0.0001 par value, 27,000 shares authorized, no shares issued or outstanding as of March 31, 2020 (unaudited) and December 31, 2019	—	—
Undesignated preferred stock, $0.0001 par value, 9,961,846 shares authorized, no shares issued or outstanding as of March 31, 2020 (unaudited) and December 31, 2019	—	—
Common stock, $0.0001 par value, 250,000,000 shares authorized, 56,760,111 shares issued and outstanding as of March 31, 2020 (unaudited); 36,350,785 shares issued and outstanding as of December 31, 2019	6	4
Additional paid-in capital	182,787	171,254
Accumulated deficit	(251,468)	(245,714)
Total stockholders' deficit	(68,675)	(74,456)
Total liabilities and stockholders' deficit	$8,885	$10,507